UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                              Click Commerce, Inc.
                                (NAME OF ISSUER)


                    Common Stock, par value $0.001 per share
                         (TITLE OF CLASS OF SECURITIES)


                                   18681D-10-9
                                 (CUSIP NUMBER)

                                December 31, 2003
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-(c)
         |X|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               Page 1 of 6 Pages

                                 SCHEDULE 13G/A

------------------------------------                    ------------------------
CUSIP No. 18681D-10-9                                      Page 2 of 6 Pages
------------------------------------                    ------------------------

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Michael W. Ferro, Jr.
        ------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (a)        |_|
        (b)        |_|
        ------------------------------------------------------------------------
3.      SEC USE ONLY

        ------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States of America
        ------------------------------------------------------------------------
        Number of Shares           5.  Sole Voting Power  2,864,564
        Beneficially Owned by
        Each Reporting Person      6.  Shared Voting Power  -0-
        With
                                   7.  Sole Dispositive Power  2,864,564

                                   8.  Shared Dispositive Power  -0-
                                   ---------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         2,864,564
        ------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

        ------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         34.2%
        ------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
                         IN

------------------------------------                    ------------------------
CUSIP No. 18681D-10-9                     13G/A            Page 3 of 6 Pages
------------------------------------                    ------------------------

ITEM 1.

         (a)      NAME OF ISSUER:

                  This Schedule 13G/A relates to shares of common stock of Click Commerce, Inc., a Delaware corporation (the "Issuer").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  200 East Randolph, 52nd Floor, Chicago, Illinois 60601

ITEM 2.

         (a)      NAME OF PERSON FILING:

                  Michael W. Ferro, Jr.

         (b)      ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  200 East Randolph, 52nd Floor, Chicago, Illinois 60601

         (c)      CITIZENSHIP:

                  United States of America

         (d)      TITLE OF CLASS OF SECURITIES:

                  The securities reported herein are shares of common stock, $0.001 par value per share, of the Issuer ("Common Stock").

         (e)      CUSIP NO.:

                  18681D-10-9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)     |_|   Broker or dealer registered under section 15 of the Act.

         (b)     |_|   Bank as defined in section 3(a)(6) of the Act.

         (c)     |_|   Insurance company as defined in section 3(a)(19) of the
                       Act.

         (d)     |_|   Investment company registered under section 8 of the
                       Investment Company Act of 1940.

         (e)     |_|   An investment advisor in accordance with section
                       240.13d-1(b)(1)(ii)(E).

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CUSIP No. 18681D-10-9                     13G/A            Page 4 of 6 Pages
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         (f)     |_|   An employee benefit plan or endowment fund in accordance
                       with section 240.13d-1(b)(1)(ii)(F).

         (g)     |_|   A parent holding company or control person in accordance
                       with section 240.13d-1(b)(ii)(G).

         (h)     |_|   A savings association as defined in section 3(b) of the
                       Federal Deposit Insurance Act.

         (i)     |_|   A church plan that is excluded from the definition of an
                       investment company under section 3(c)(14) of the Investment Company Act of 1940.

         (j)     |_|   Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to section 240.13d-1(c), check this box: 0

ITEM 4. OWNERSHIP.

       (a)       Amount beneficially owned:  2,864,564 shares of Common Stock
                                           ------------------------------------.

       (b)       Percent of class:  34.2%
                                  ---------------------------------------------.

       (c)       Number of shares as to which such person has:

                 (i)     Sole power to vote or to direct the vote:  2,864,564
                                                                  -------------.
                 (ii)    Shared power to vote or to direct the vote:  -0-
                                                                    -----------.
                 (iii)   Sole power to dispose or to direct the
                         disposition of:                            2,864,564
                                        ---------------------------------------.
                 (iv)    Shared power to dispose or to direct the
                         disposition of:                              -0-
                                        ---------------------------------------.

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: |_|

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

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CUSIP No. 18681D-10-9                     13G/A            Page 5 of 6 Pages
------------------------------------                    ------------------------

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION

                  Not applicable.

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CUSIP No. 18681D-10-9                     13G/A            Page 6 of 6 Pages
------------------------------------                    ------------------------


                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Dated as of February 17, 2004.

                                                  By:  /s/ Michael W. Ferro, Jr.
                                                     ---------------------------
                                                           Michael W. Ferro, Jr.